Exhibit 10.1

LOAN AGREEMENT

This Agreement is made as of August 12, 2010, by and between IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP, a North Dakota limited partnership (the “Borrower”), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota state bank (the “Lender”).

RECITALS

A. The Borrower has requested that the Lender make available to the Borrower the Revolving Credit Facility.

B. The Lender is willing to make the Revolving Credit Facility available on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender agree as follows:

ARTICLE I

DEFINITIONS
Section 1.01  Defined Terms.  As used in this Agreement, the following terms shall have the meanings set out respectively after each (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Pledge Agreement(s)” – The Account Pledge Agreement, dated as of the date hereof, from the Borrower to the Lender, together with any future Account Pledge Agreements from any other Credit Party to the Lender, pursuant to which any Credit Party grants a security interest in its deposit accounts held by Lender.

“Advance(s)” – Any advance(s) of loan proceeds made by Lender to the Borrower in accordance with the terms of this Agreement.

“Advance Request” – A written request for an Advance delivered by Borrower to Lender in the form attached hereto as Exhibit A or in such other form acceptable in Lender’s sole discretion.

“Agreement” – This Loan Agreement together with any amendment hereto.

“Assumed Amortization Amount” – At any point in time, an amount sufficient to fully amortize the then applicable amount of the Commitment and interest at the then applicable Revolving Interest Rate in equal monthly installments over an assumed term of twenty (20) years.

“Borrower” – IRET Properties, A North Dakota Limited Partnership, a North Dakota limited partnership.

“Borrower’s Knowledge” – With respect to any matter in question, the actual knowledge with respect to such matter of any general partner, officer, director or governor of Borrower.

“Borrowing Base” – At any time and subject to change from time to time in the Lender’s sole but reasonable discretion, an amount equal to sixty percent (60%) of the collective value of the Properties as determined from time to time by Lender in its sole but reasonable discretion.

“Borrowing Base Deficiency” – At the time of any determination, the amount, if any, by which the principal balance of the Revolving Credit Facility under this Agreement exceeds the Borrowing Base.

“Business Day” – Any day (other than a Saturday, Sunday or legal holiday in the State of North Dakota) on which commercial banks are open for business in Minot, North Dakota.

“Code” – The Internal Revenue Code of 1986, as amended, or any successor statute, together with regulations thereunder.

“Commitment” – The commitment of the Lender to make Advances to the Borrower in accordance with the terms of this Agreement, determined in accordance with Section 2.08, in an aggregate principal amount not to exceed Sixty Million and 00/100 Dollars ($60,000,000.00).

“Compliance Certificate” – The compliance certificate in the form of Exhibit B or such other form as the Lender may require from time to time to be delivered by the Borrower to the Lender demonstrating the Borrower’s compliance (or non-compliance) with Section 5.01(c), Section 5.01(d) and Section 5.01(e) and stating that as of the end of such period there did not exist any Default or Event of Default.

“Credit Party” – The Borrower, any subsidiary of the Borrower, any guarantor, any other Person who at any time guaranties or pledges any assets to secure the Obligations, or any one or more of them.

“Debt Service Coverage Ratio” – For any period of time, the ratio of (a) the collective Net Operating Income of the Properties, to (b) the Assumed Amortization Amount.

“Default” – An event which with notice, lapse of time, or both would become an Event of Default.

“Eligible Additional Real Property” – Any real property owned by Borrower or any of the other Credit Parties for office, retail, industrial or multi-family use and acceptable to Lender in its sole discretion after completion of due diligence to Lender’s satisfaction.

“Environmental Indemnity” – The Environmental and ADA Indemnification Agreement, dated as of the date hereof, from the Borrower and certain other Credit Parties to the Lender, together with any future Environmental and ADA Indemnification Agreement from any Credit Party to Lender.

“ERISA” – The Employee Retirement Income Security Act of 1974, as amended, and any successor statute, together with regulations thereunder.

“Escrow Fund” – Has the definition set forth in Section 5.01(k).

“Event of Default” – One of the events of default specified in Section 6.01 hereof.

“GAAP” – Generally accepted accounting principles in the United States, as in effect from time to time.

“Governing Authorities” – Any local, state or federal governing authority having jurisdiction over any Property.

“Improvements” – The buildings and related improvements that are presently located on the Properties, together with any other buildings, improvements, fixtures and equipment owned by the Borrower and located on the Properties at any time.

“Individual Property Assumed Amortization Amount” – With respect to each Property, the Assumed Amortization Amount attributed to such Property, which amount is equal to the value of such Property (as reasonably determined by Lender), divided by the collective value of the Properties (as reasonably determined by Lender), then multiplied by the Assumed Amortization Amount for the applicable point in time.

“Individual Property Debt Service Coverage Ratio” – For any period of time, the ratio of (a) the Net Operating Income of a Property to (b) the Individual Property Assumed Amortization Amount.

“Leases” – The leases of the Properties, or any portion thereof, naming a Credit Party as lessor.

“Lender” – First International Bank & Trust, a North Dakota state bank.

“Loan(s)” – Any loan(s) made by the Lender to the Borrower under the Revolving Credit Facility.

“Loan Documents” – This Agreement, the Note, the Mortgages, the Environmental Indemnity, the Account Pledge Agreements, the Post-Closing Agreement and any other documents evidencing or securing the Loans.

“Maturity Date” – The Revolving Credit Expiration Date.

“Minimum Principal Balance” – Ten Million and 00/100 Dollars ($10,000,000.00).

“Mortgage(s)” – Each Combination Mortgage, Assignment of Rents, Security Agreement and Fixture Financing Statement of even date herewith or a future date, from a Credit Party as mortgagor to the Lender as mortgagee, creating a first lien on the Properties and a first security interest in all of the Credit Party’s personal property located thereon as security for payment of the Note, together with any amendment thereto.

“Net Operating Income” – The excess of Property Operating Income over Property Operating Expenses during any period of time.

“Note” – That certain Revolving Promissory Note, dated the date hereof, executed by the Borrower and made payable to the order of the Lender in the original principal amount up to Sixty Million and 00/100 Dollars ($60,000,000.00), as it may be amended, modified, supplemented, restated or replaced from time to time.

“Obligations” – The obligation of the Borrower:  (a) to pay the principal of and interest on the outstanding principal balance of the Note in accordance with the terms hereof and thereof, and to satisfy all of the Borrower’s other obligations to the Lender, whether hereunder or otherwise, whether now existing or hereafter incurred, whether matured or unmatured, whether direct or contingent, whether joint, several or joint and several, including without limitation obligations with respect to any interest rate swaps, caps, collars or other derivative or hedging products, including without limitation, any obligations to or credit from others in which the Lender has a direct or indirect interest (including without limitation participations), including any extensions, modifications, renewals thereof and substitutions therefor; (b) to repay to the Lender all amounts advanced by the Lender hereunder or otherwise on behalf of the Borrower, including, but without limitation, advances for principal or interest payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the collateral; and (c) to pay all of the Lender’s expenses and costs, together with the fees and expenses of its counsel in connection with this Agreement or any other Loan Document(s), and any amendments thereto, and the documents required hereunder or thereunder.

“Organizational Documents” – The following documents each of which shall be in form and substance acceptable to the Lender:

(i)	a copy of the Borrower’s Articles of Formation, duly certified as of a current date by the North Dakota Secretary of State, along with any amendments to the same;

(ii)	a copy of the Borrower’s Partnership Agreement;

(iii)	a Certificate of Good Standing of the Borrower, duly issued as of a current date by the North Dakota Secretary of State;

(iv)	a copy of the resolutions of the Borrower’s general partner authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby;

(v)	a copy of each Credit Party’s articles of organization or articles of incorporation duly certified as of a current date by the secretary of such Credit Party, along with any amendments to the same;

(vi)	a copy of each Credit Party’s limited liability company agreement or bylaws;

(vii)	a Certificate of Good Standing of each Credit Party, duly issued as of a current date by the applicable secretary of state;

(viii)	a copy of the resolutions of each Credit Party authorizing execution, delivery and performance of the Loan Documents and the transactions contemplated thereby; and

(ix)	such other organizational documents of any Credit Party as reasonably requested by Lender.

“Origination Fee” – Subject to the terms of Section 2.08, an amount equal to 0.30% of the Commitment, which amount is payable to Lender in connection with origination of the Revolving Credit Facility.  The aggregate Origination Fee shall never be greater than One Hundred Eighty Thousand and 00/100 Dollars ($180,000.00).

“Permitted Lien” – Any lien in favor of the Lender or excepted from coverage under the title insurance policy provided for under Section 3.01(e).

“Person” – Any natural person, corporation, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Post-Closing Agreement” – The Post-Closing Agreement, dated as of the date hereof, from the Borrower to the Lender providing for certain deliveries regarding the Properties.

“Prime Rate” – The prime rate of interest published in The Wall Street Journal or similar business reporting service for a one (1) month period reported on the first Business Day of each month.  In the event that the Prime Rate cannot be ascertained by the Lender due to changes in reports, publications, market conditions or regulatory requirements, then the Lender shall, in the exercise of its sole discretion, select a substitute rate or index that it believes to be reasonably equivalent to the Prime Rate and thereafter such substitute rate shall for all purposes be deemed to be the Prime Rate under this Agreement.

“Property(ies)” –The real properties described on Exhibit C-1 through Exhibit C-26 attached hereto, which are collateral for the Obligations, together with Eligible Additional Real Properties which become collateral for the Obligations and such other real and personal property from time to time securing the Obligations.

“Property Operating Expenses” – With respect to each Property, all normal and reasonable expenses of owning, operating, leasing, managing, maintaining and occupying the Property incurred by the Borrower, including but not limited to (a) all payments to, for the benefit of or required in connection with personnel employed to manage, operate and maintain the Property, including but not limited to wages, salaries, uniform allowances, medical and/or life insurance, pension and other employee benefit payments, workers’ compensation insurance payments, unemployment insurance payments, and FICA and other payroll taxes; (b) all utility charges, including but not limited to electric, gas, oil, water, sanitary sewer, storm sewer, and trash and rubbish removal charges; (c) all costs of heating, lighting, ventilating and air conditioning the Property; (d) all premiums for hazard, casualty, rent loss and liability insurance carried upon the Property; (e) ad valorem real estate and personal property taxes, installments of special assessments and sales tax payments; (f) all Property, building, grounds, driveway and parking area maintenance and repair expenses, including the cost of supplies, tools and equipment therefor; (g) all costs of janitorial services, tools, equipment and supplies; (h) any property management fees approved by Lender; (i) all landscaping, lawn, shrub and tree trimming, fertilizing and care expenses; (j) all equipment lease payments; (k) all snow and ice removal expenses; (l) all advertising and promotion expenses; (m) all costs of grounds keeping and cleaning services and supplies; (n) all security expenses; (o) all costs of printing, stationery and office supplies; (p) attorneys’ fees and accountants’ fees incurred in the ordinary course of operation of the Property, (q) reserves required by the terms of the Loan Documents, (r) ground rent payments, if any; but excluding (i) payments of principal, interest, late charges and prepayment penalties upon the Loan; (ii) capital improvements and expenditures; (iii) depreciation of the Property; (iv) fees of consultants; (v) costs in connection with or in contemplation of sale or refinancing, such as costs of appraisals, environmental or engineering studies, etc.; (vi) distributions to partners of the Borrower or owners of any Credit Party; (vii) income or franchise taxes, and (viii) leasing commissions and the costs of tenant improvements.  In calculating Property Operating Expenses for any given month, Property Operating Expenses shall include one-twelfth (1/12) of any annual expenditure, such as taxes and insurance.  The Borrower shall not artificially accelerate or delay collection of Property Operating Income or payment of Property Operating Expenses for the purpose of increasing Net Operating Income.

“Property Operating Income” – With respect to each Property, all gross receipts, income, payments and consideration resulting from the operation, leasing and occupancy of the Property actually received by the Borrower, including but not limited to rentals and other fees and charges (including forfeited security deposits) payable by any person pursuant to a Lease; late charges; interest on delinquent rents; interest on security and other deposits (to the extent that the same is not required by law to be paid to tenants); and laundry and vending machine income; but excluding proceeds of casualty insurance and of condemnation and proceeds of any sale or refinancing of all or any portion of the Property or any interest therein.

“Released Property” – Has the definition set forth in Section 2.06.

“Revolving Credit Expiration Date” – The earlier of: (a) the date on which the Revolving Credit Facility is terminated pursuant to Section 2.04; or (b) the date on which the Revolving Credit Facility is terminated pursuant to Section 6.02.

“Revolving Credit Facility” – The revolving credit facility under which the Lender may make Loans to the Borrower in accordance with Article 2 and the Note up to an aggregate principal amount at any one time outstanding not to exceed the Commitment.

“Revolving Credit Facility Initial Term” – The period of time beginning on the date of this Agreement and ending on the date that is thirty-six (36) months from the date of this Agreement.

“Revolving Credit Facility Renewal Term” – Each successive twelve (12) month period following the Revolving Credit Facility Initial Term until the Revolving Credit Facility is terminated.

“Revolving Credit Facility Termination Notice” – A written notice from Lender to Borrower in the form of Exhibit D notifying Borrower of Lender’s termination of the Revolving Credit Facility.

“Revolving Interest Rate” – The annual rate of interest that shall at all times be equal to the Prime Rate plus one percent (1%).  The Revolving Interest Rate shall change on the effective date of any change in the Prime Rate.  Except as otherwise provided herein, the Revolving Interest Rate will never be less than 5.65% per annum and will never be greater than 8.65% per annum.  Notwithstanding the foregoing, from and after the occurrence of any Default or Event of Default and continuing thereafter until such Default or Event of Default shall be remedied to the written satisfaction of the Lender, the Revolving Interest Rate shall, at the election of the Lender, be that rate of interest that would otherwise be then in effect plus four percent (4.0%) per annum.  The Lender may lend to its customers at rates that are at, above, or below the Revolving Interest Rate.

“Title Company” – Stewart Title Insurance Company or such other title insurer acceptable to Lender.

ARTICLE II

COMMITMENT TO MAKE LOAN

Section 2.01  The Loan.  Subject to and upon the terms and conditions hereof and in reliance upon the representations and warranties of the Borrower herein, the Lender agrees to make Advances to the Borrower under this Section 2.01 from time to time from the date hereof until the Revolving Credit Expiration Date, during which period the Borrower may repay and reborrow in accordance with the provisions hereof, provided, that the aggregate unpaid principal amount of all outstanding Advances under this Section 2.01 shall not exceed the Commitment at any time.  If, at any time, or for any reason, the principal amount outstanding under the Loan pursuant to Advances exceeds the Commitment or there exists a Borrowing Base Deficiency, the Borrower shall immediately pay to the Lender, in cash, the amount of such excess.

Section 2.02   Borrowing Procedures for Revolving Loan.

(a) Each time the Borrower desires an Advance under the Revolving Credit Facility pursuant to Section 2.01, such request shall be in the Advance Request Form (which may be delivered by electronic means acceptable to the Lender), and must be given so as to be received by the Lender not later than 11:00 a.m., Minot, North Dakota time, on the date of the requested Advance.

(b) Borrower is limited to three (3) Advances each calendar quarter beginning August 1, 2010 unless additional Advances are approved by Lender in its sole discretion.

(c) Each request for an Advance must be for an Advance of at least One Million and 00/100 Dollars ($1,000,000.00); provided however, the initial Advance must be (i) equal to or greater than the Minimum Principal Balance, and (ii) requested by Borrower on or before the date of this Agreement.

(d) Each request for an Advance shall specify (i) the borrowing date (which shall be a Business Day), (ii) the amount of such Advance, (iii) the purpose of such Advance, and (iv) any additional information required by this Agreement or reasonably requested by Lender.

(e) Any request for an Advance shall be deemed to be a representation that no event has occurred and is continuing, or will result from such Advance, which constitutes a Default or an Event of Default, and that the Borrower’s representations and warranties contained in Article 4 are true and correct as of the date of the Advance as though made on and as of such date.

(f) Unless the Lender determines that any applicable condition specified in Article 3 has not been satisfied, the Lender will make the amount of the requested Advance available to the Borrower at the Lender’s office located in Minot, North Dakota, or such other location as the Lender may designate from time to time, in immediately available funds not later than 5:00 p.m., Minot, North Dakota time, on the date requested.

(g) The Borrower shall be obligated to repay all Advances the Lender determines were requested on behalf of the Borrower notwithstanding the fact that the person requesting the same was not in fact authorized to do so.

Section 2.03  The Note and Loan Terms.  The obligation of the Borrower to repay any and all Advances made under Section 2.01, shall be evidenced by the Note, subject to the following terms and conditions:

(a) The Lender shall enter in its records the amount of each Advance under, and the payments made on, the Revolving Credit Facility, and such records shall be deemed conclusive evidence of the subject matter thereof, absent manifest error.

(b) The unpaid principal amount of the Loan shall bear interest in arrears at the Revolving Interest Rate.

(c) Interest on the Note shall be computed on the basis of a year consisting of three hundred sixty (360) days, but charged for the actual days the principal remains outstanding.

(d) Interest accruing on the Loan shall be due and payable as specified in the Note.

(e) Interest will accrue on any Advance beginning on the date of such Advance and continuing up to and including the date that such Advance is repaid.

(f) In the event that any interest is not paid within ten (10) days after the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5%) of such overdue amount or Five and 00/100 Dollars ($5.00), whichever is greater.  This late charge is in addition to any default rate of interest that may be imposed.

(g) The Borrower may partially or fully prepay amounts outstanding under the Revolving Credit Facility at any time without premium or penalty.  Any such prepayment must be (i) in an amount equal to or greater than One Million and 00/100 Dollars ($1,000,000.00) (unless the aggregate outstanding amount of the Revolving Credit Facility is less than $1,000,000.00), (ii) in such amount necessary to comply with Section 2.06, or (iii) such prepayment required by Section 2.01.  Borrower may fully prepay amounts outstanding under the Revolving Credit Facility at any time and terminate the Revolving Credit Facility. Notwithstanding the foregoing, during the term of Revolving Credit Facility, the principal amount outstanding must be equal to or greater than the Minimum Principal Balance.

Section 2.04  Revolving Credit Facility Term.  The initial term of the Revolving Credit Facility will be the Revolving Credit Facility Initial Term.  The Revolving Credit Facility will terminate at the expiration of the Revolving Credit Facility Initial Term if the Lender, in its sole discretion, delivers to the Borrower a Revolving Credit Facility Termination Notice at least twelve (12) months prior to the end of the Revolving Credit Facility Initial Term.  If the Lender does not deliver a Revolving Credit Facility Termination Notice at least twelve (12) months prior to the end of the Revolving Credit Facility Initial Term, the term of Revolving Credit Facility will continue for successive Revolving Credit Facility Renewal Terms.  During any Revolving Credit Facility Renewal Term, Lender has the right, in its sole discretion, to terminate the Revolving Credit Facility by providing a Revolving Credit Facility Termination Notice at least twelve (12) months prior to the date of termination.

Section 2.05  Additional Collateral Security.  In the event Lender determines, in its sole discretion, that the collective value of the Properties is below One Hundred Million and 00/100 Dollars ($100,000,000.00), Borrower may provide Eligible Additional Real Property as collateral for inclusion in the Borrowing Base (acceptable in the Lender’s sole but reasonable discretion).  If Lender accepts such Eligible Additional Real Property as collateral, the Borrowing Base will be increased accordingly.  Borrower must provide such Eligible Additional Real Property pursuant to the following terms and conditions:

(a) No Default or Event of Default shall have occurred and be continuing at the time of the requested addition of collateral;

(b) Borrower must satisfy the conditions precedent set forth in Article 3 with respect to each Eligible Additional Real Property;

(c) Borrower must grant Lender a first priority mortgage and other security interest in such Eligible Additional Real Property in form and substance reasonably acceptable to Lender; and

(d) Borrower must provide Lender with such due diligence items or other information requested in Lender’s sole but reasonable discretion.

Section 2.06  Partial Release of Collateral.  The Lender shall release a Property (the “Released Property”) from the lien of a Mortgage upon satisfaction of the following conditions:

(a) No Default or Event of Default shall have occurred and be continuing at the time of the release;

(b) For each Released Property, the Borrower must make a principal prepayment on the Revolving Credit Facility equal to the value of such Released Property (as reasonably determined by Lender), divided by the collective value of the Properties (as reasonably determined by Lender), then multiplied by the outstanding principal balance of the Revolving Credit Facility; provided, however, that such principal prepayment shall only be required if release of such Released Property will result in a Borrowing Base Deficiency; and

(c) The Borrower shall pay all expenses incurred by the Lender in connection with the release of the Released Property, including reasonable attorneys’ fees.

Section 2.07  Service Fees.  Borrower shall pay Lender a service fee in the amount of Forty Thousand and 00/100 Dollars ($40,000.00) on each of (a) the date that is twelve (12) months from the date of this Agreement, (b) the date that is twenty-four (24) months from the date of this Agreement, and (c) the date that is thirty-six (36) months from the date of this Agreement.  Thereafter, Borrower shall pay Lender a service fee in the amount of Forty

Thousand and 00/100 Dollars ($40,000.00) on or before the last day of each Revolving Credit Facility Renewal Term.  The service fees provided for under this Section are payable to Lender regardless of the amount outstanding under the Revolving Credit Facility during any applicable term or whether the Revolving Credit Facility will terminate after such payment.  In the event the Borrower fully prepays the amounts outstanding under the Revolving Credit Facility and thereby terminates the Revolving Credit Facility pursuant to Section 2.03(g), Borrower shall be obligated to pay the service fee required by this Section 2.07 in proportion to the amount of time that has expired under the initial Revolving Credit Facility Term or the Revolving Credit Facility Renewal Term, as applicable.

Section 2.08  Commitment.  The initial Commitment amount shall be Thirty-Nine Million and 00/100 Dollars ($39,000,000.00).  Lender shall have the right, in its sole discretion, to increase the amount of the Commitment.  The Lender shall provide the Borrower with reasonable advance notice prior to any increase in the amount of the Commitment.  Each increase in the Commitment during the term of the Revolving Credit Facility shall result in the payment of an additional Origination Fee in an amount equal to 0.30% of the increase in the Commitment until the Commitment reaches Sixty Million and 00/100 Dollars ($60,000,000.00).  If the Commitment is reduced for any reason, subsequent increases in the Commitment up to the amount of previous reductions, shall not be subject to an Origination Fee.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent.  The obligation of the Lender to make any Advance shall be subject to the condition precedent that the Borrower shall be in compliance with the conditions contained in Section 3.02 below and the further condition precedent that the Lender shall have received on or before the date of the Advance the following, each duly executed and satisfactory to the Lender in form and substance:

(a) The Loan Documents;

(b) The Organizational Documents certified by the Secretary of the Borrower or any Credit Party, as applicable;

(c) Copies of such Leases requested by Lender;

(d) Due diligence and underwriting materials, in form and content satisfactory to Lender in its sole discretion, to be used by Lender to underwrite the market value of the Properties;

(e) With respect to each Property, an extended coverage ALTA Mortgagee’s Policy of Title Insurance issued by the Title Company in such form as Lender reasonably requires and containing such endorsements as Lender reasonably requires;

(f) Appropriate searches conducted in the required offices in the applicable jurisdictions showing no tax liens, bankruptcies, judgments or other liens affecting the Credit Parties or the Properties;

(g) Evidence of policies or certificates of property insurance (including rent loss insurance) and comprehensive general liability insurance required by Lender in its sole discretion, with all such insurance in full force and effect;

(h) Flood Certificates issued by a national flood plain search company on FEMA Form No. 81-93 in accordance with the provisions of the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Reform Act of 1994 certifying that each Property is not located in a special flood hazard area (as determined by the Federal Emergency Management Agency);

(i) Such financial statements of the Credit Parties as the Lender may reasonably require;

(j) A closing statement prepared by the Title Company and approved by Lender;

(k) Payment of the Origination Fee to Lender; and

(l) Payment of all of Lender’s fees and costs associated with the Revolving Credit Facility.

Section 3.02  Further Conditions Precedent.  The obligation of the Lender to make an Advance shall be subject to the condition precedent that the Borrower shall be in compliance with all conditions set forth in Section 3.01, and the further conditions precedent that on the date of such Advance:

(a) No Default or Event of Default hereunder shall have occurred and be continuing and all representations and warranties made by the Borrower in Article 4 shall continue to be true and correct as of the date of such Advance.

(b) The Borrower shall have provided to the Lender such evidence of compliance with all of the provisions of this Agreement as the Lender may reasonably request.

Section 3.03  No Waiver. The making of any Advance prior to fulfillment of any condition thereof shall not be construed as a waiver of such condition, and the Lender reserves the right to require fulfillment of any and all such conditions prior to making any subsequent Advances.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01  Representations and Warranties.  The Borrower represents and warrants to the Lender, which representations and warranties shall survive the execution and delivery of this Agreement and shall continue in full force and effect until the obligations of the Borrower arising in connection with the Note and this Agreement have been fully satisfied and the Mortgages have been released of record by Lender, as follows as of the date hereof and as of the date of each Advance:

(a) The Borrower is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of North Dakota, and has all requisite power and authority to own and operate the Properties, and to execute and deliver and to perform all of its obligations under this Agreement, the Note and the other Loan Documents and the execution and delivery thereof and the carrying out of the transactions contemplated thereby will not violate, conflict with or constitute a default under the terms of the Organizational Documents or under any note, bond, debenture or other evidence of indebtedness or any contract, loan agreement or lease to which the Borrower is a party or by which the Properties are subject, or violate any law, regulation or order of any Governing Authority, or any court order or judgment in any proceeding to which the Borrower is or was a party or by which the property of the Borrower is bound.

(b) Each Credit Party is an entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority to own and operate the Properties, and to execute and deliver and to perform all of its obligations under this Agreement, the Note and the other Loan Documents and the execution and delivery thereof and the carrying out of the transactions contemplated thereby will not violate, conflict with or constitute a default under the terms of the Organizational Documents or under any note, bond, debenture or other evidence of indebtedness or any contract, loan agreement or lease to which each Credit Party is a party or by which the Properties are subject, or violate any law, regulation or order of any Governing Authority, or any court order or judgment in any proceeding to which each Credit Party is or was a party or by which the property of each Credit Party is bound.

(c) The execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan Documents have been duly authorized by the Borrower.

(d) The execution, delivery and performance by each Credit Party of the Loan Documents applicable to each Credit Party have been duly authorized by each Credit Party.

(e) This Agreement constitutes, and the Note and the other Loan Documents when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

(f) The Loan Documents applicable to each Credit Party when delivered hereunder will constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms.

(g) The Borrower, or other Credit Party, is the sole owner of each Property and has good and marketable title thereto, free and clear of all liens in each case except Permitted Liens.

(h) The Borrower has obtained all necessary licenses and permits required for operation of the Properties.

(i) The Properties do not violate any applicable zoning or use statute, ordinance, building code, rule or regulation, or any covenant or agreement of record.  The Borrower agrees that upon request it will furnish to the Lender from time to time reasonably satisfactory evidence with respect thereto.

(j) Any and all financial statements of the Borrower and the other Credit Parties heretofore delivered to the Lender by or on behalf of the Borrower or the other Credit Parties are true and correct in all respects, have been prepared in accordance with GAAP, and fairly present the financial condition of the subject thereof as of the respective dates thereof.  No material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof.  None of the aforesaid financial statements or any certificate or statement furnished to the Lender by or on behalf of the Borrower or any Credit Party in connection with the transactions contemplated hereby, and none of the representations and warranties in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading.  To Borrower’s Knowledge there is no fact which materially adversely affects or in the future (so far as the Borrower can now foresee) may materially adversely affect the business or prospects or condition (financial or other) of the Borrower or any Credit Party or any of its properties or assets, which has not been set forth herein or in a certificate or statement furnished to the Lender by the Borrower or any Credit Party.

(k) There is no suit, action, proceeding or investigation pending or, to Borrower’s Knowledge, threatened against or affecting the Borrower or any Credit Party (or any basis therefor) at law or in equity or by or before any court, arbitrator, administrative agency or other federal, state or local governmental authority which individually or in the aggregate, if adversely determined, might have a material adverse effect on, or affect the validity as to the Borrower or any Credit Party of, any of the transactions contemplated by this Agreement or the ability of the Borrower or any Credit Party to perform its obligations hereunder or as contemplated hereby.

(l) No consent, approval, order or authorization of or registration, declaration or filing with any governmental authority is required in connection with a valid execution and delivery of this Agreement, the Note, the other Loan Documents or of any and all other agreements and instruments herein mentioned to which the Borrower is a party or the carrying out or performance of any of the transactions required or contemplated thereby.

(m) The execution, delivery and performance by Borrower or any Credit Party of the Loan Documents will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower or any Credit Party, (ii) violate or contravene any provision of the Organizational Documents, or (iii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower or any Credit Party is a party or by which it or any of its properties may be bound or result in the creation of any lien or encumbrance thereunder.  The Borrower is not in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Borrower or any Credit Party, taken as a whole.

(n) Each Credit Party has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by them and have paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them.  Borrower does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

(o) Neither Borrower or any Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System or any successor thereto).

(p) The Borrower is not, and each other Credit Party is not, an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.  The Borrower is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1935, as amended.

(q) Each Credit Party other than Borrower is a wholly-owned subsidiary of Borrower.

(r) The Loan evidenced by the Note is solely for the business purposes of the Credit Parties, and is not for personal, family, household, or agricultural purposes.

(s) Neither Borrower or any Credit Party is in violation of any laws related to terrorism or money laundering (the “Anti-Terrorism Laws”), including Executive Order No. 13,224 on Terrorist Financing of September 23, 2001 (the “Executive Order”) and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”).

(t) Neither Borrower or any Credit Party is a person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law.

(u) Neither Borrower or any Credit Party is a “foreign person” within the meaning of Sections 1445(f)(3) of the Internal Revenue Code and the related Treasury Department regulations, including temporary regulations.

(v) Neither Borrower or any Credit Party is a person or entity named as a “specially designated national” or “blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control (the “OFAC”), at its official website or any replacement website or other replacement official publication of such list (the “OFAC List”).

(w) Neither Borrower or any Credit Party deals in or otherwise engages in any transaction related to any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in the Anti-Terrorism Laws.

(x) Other than pursuant to the Leases, no tenant, subtenant or other occupant of any portion of any Property has any right to occupy any portion of any Property.

(y) No Credit Party has established any employee benefit plans or other plans pursuant to ERISA, the Code or any other federal or state law.

(z) After giving effect to the consummation of this Agreement and assuming the Loan is fully advanced and funded: (i) the sum of the properties, at a fair saleable valuation, of the Borrower exceeds the debts of the Borrower; (ii) the present fair saleable value of the assets of the Borrower is greater than the amount that will be required to pay the respective liabilities of the Borrower on debts as such debts become absolute and matured; (iii) the Borrower has sufficient liquidity and capital with which to conduct its business and such liquidity and capital is not unreasonably small in consideration of its anticipated business; and (iv) the Borrower will have sufficient cash flow to enable it to pay its debts, liabilities and obligations as they mature.

(aa) After giving effect to the consummation of this Agreement and assuming the Revolving Credit Facility is fully advanced and funded: (i) the aggregate assets of each Credit Party exceeds the aggregate liabilities of each Credit Party; (ii) each Credit Party has sufficient liquidity and capital with which to conduct its business and such liquidity and capital is not unreasonably small in consideration of its anticipated business; and (iii) each Credit Party will have sufficient cash flow to enable it to pay its debts, liabilities and obligations as they mature.

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01  Affirmative Covenants.  The Borrower warrants and covenants with Lender, that so long as any portion of the Revolving Credit Facility remains unpaid and outstanding, and until the Lender is fully repaid all amounts owing in connection with this Agreement and the other Loan Documents:

(a) The Borrower will, and will cause the other Credit Parties to, maintain accurate and complete books, accounts and records pertaining to the Properties.  The Borrower will, and will cause the other Credit Parties to, permit the Lender, acting by and

(b) through its officers, employees and agents during normal business hours and upon reasonable notice, to examine all books, records, contracts, plans, drawings, permits, bills and statements of account pertaining to the Properties and to make extracts therefrom and copies thereof at the Borrower’s principal place of business.

(c) The Borrower will, and will cause the other Credit Parties to, maintain its corporate existence in good standing under the laws of its jurisdiction of organization and its qualification to transact business in each jurisdiction where failure so to qualify would preclude the Borrower or any Credit Party from enforcing its rights with respect to any material asset or would expose the Borrower or any Credit Party to any material liability.

(d) The Borrower will prepare or cause to be prepared at its expense and deliver to the Lender (in such number as may reasonably be requested):

(i) As soon as practicable after the end of each fiscal year of the Borrower, and in no event later than ninety (90) days thereafter, the audited financial statements of the Borrower, specifying the financial performance of the Borrower and each Credit Party with respect to the Properties, as at the end of such fiscal year consisting of the balance sheet of the Borrower and the related statements of income and changes in financial position of the Borrower and each Credit Party with respect to the Properties for the fiscal year then ended, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail; provided, however, that as long as Investors Real Estate Trust remains a publicly traded company on a publicly-regulated stock exchange, the Lender agrees to accept the financial statements filed by Investors Real Estate Trust with such exchange in lieu of the financial statements required by this Section 5.01(c)(i);

(ii) As soon as available and in any event within forty-five (45) days after the end of each month, a Compliance Certificate with respect to each Property signed by the Borrower’s Chief Financial Officer, and such other supporting documentation as may be requested by Lender to support the information contained in the Compliance Certificate;

(iii) Within ten (10) days following a written request by Lender, copies of the Borrower’s and each other Credit Party’s most recently filed state and federal tax returns;

(iv) Immediately upon becoming aware of the existence of any condition or event which constitutes, or which after notice or lapse of time or both would constitute, an Event of Default, written notice specifying the nature and period of existence thereof and what action the Borrower has taken, is taking or proposes to take with respect thereto.

The items specified in paragraphs (i) and (ii) shall be certified as accurate and complete by an officer or manager of the Borrower.

       (d) The Borrower will not permit the Debt Service Coverage Ratio to be less than 1.25 to 1.00.  Each component of the Debt Service Coverage Ratio shall be determined for or as of any period in accordance with commercially reasonable accounting standards.  The Debt Service Coverage Ratio will be tested as of the last day of the calendar quarter ending at the close of the month for which the applicable Compliance Certificate must be delivered to Lender, with all components of such ratio calculated on an aggregate basis covering the prior twelve (12) consecutive months ending on each such date, or such shorter period approved by Lender in its sole but reasonable discretion.  The Debt Service Coverage Ratio for each of the four (4) calendar quarters comprising the twelve (12) months preceding the date of the test must meet the Debt Service Coverage Ratio requirements.

(i) If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(d) for any calendar quarter, Borrower shall have a grace period of one (1) calendar quarter (beginning on the first day following the calendar quarter for which the Debt Service Coverage Ratio requirements were not satisfied) to return the Debt Service Coverage Ratio to at least 1.25 to 1.00.

(ii) If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(d) prior to the expiration of the applicable grace period under Section 5.01(d)(i), Borrower shall have an additional grace period of one (1) calendar quarter (beginning on the first day following the expired grace period under Section 5.01(d)(i)) to provide Lender with Additional Eligible Real Property, acceptable to Lender in its sole but reasonable discretion, as additional collateral security pursuant to Section 2.05 that will cause the Debt Service Coverage Ratio to satisfy the requirements of Section 5.01(d) (for the calendar quarter ending on the expiration of the grace period under Section 5.01(d)(i)) upon inclusion as one or more Properties.  In order to be entitled to the benefits of the grace period under this Section 5.01(d)(ii), Borrower must be exercising its best efforts, in Lender’s sole but reasonable discretion, to add Additional Eligible Real Property as additional collateral security.

(iii) If Borrower fails to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(d) prior to the expiration of the applicable grace period under Section 5.01(d)(ii), Borrower shall have an additional grace period of ten (10) days to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(d).  If Borrower fails to satisfy such requirements after such additional grace period, Lender may reduce the Commitment in an amount reasonably related to the decreased value of the Lender’s collateral security due to such failure, as determined in Lender’s sole but reasonable discretion.

(e) The Borrower will not permit an Individual Property Debt Service Coverage Ratio to be less than 1.00 to 1.00.  Each component of the Individual Property Debt Service Coverage Ratio shall be determined for or as of any period in accordance with commercially reasonable accounting standards.  The Individual Property Debt Service Coverage Ratio will be tested as of the last day of the calendar quarter ending at the close of the month for which the applicable Compliance Certificate must be delivered to Lender, with all components of such ratio calculated on an aggregate basis covering the prior twelve (12) consecutive months ending on each such date, or such shorter period approved by Lender in its sole but reasonable discretion.  The Individual Property Debt Service Coverage Ratio for each of the four (4) calendar quarters comprising the twelve (12) months preceding the date of the test must meet the Individual Property Debt Service Coverage Ratio requirements.

(i) If Borrower fails to satisfy an Individual Property Debt Service Coverage Ratio requirement of Section 5.01(e) for any calendar quarter, Borrower shall have a grace period of two (2) calendar quarters (beginning on the first day following the calendar quarter for which the Individual Property Debt Service Coverage Ratio requirements were not satisfied) to return such Individual Property Debt Service Coverage Ratio to at least 1.00 to 1.00.

(ii) If Borrower fails to satisfy the Individual Property Debt Service Coverage Ratio requirements of Section 5.01(e) prior to the expiration of the applicable grace period under Section 5.01(e)(i), and following Borrower’s right to deliver Compliance Certificates forty-five (45) days after the end of each month pursuant to Section 5.01(c)(ii), Borrower shall have an additional grace period of ten (10) days to satisfy the Debt Service Coverage Ratio requirements of Section 5.01(e).  If Borrower fails to satisfy such requirements after such additional grace period, Lender may reduce the Commitment in an amount reasonably related to the decreased value of the Lender’s collateral security due to such failure, as determined in Lender’s sole but reasonable discretion.

(iii) Notwithstanding the foregoing, Borrower retains its rights to obtain a release of the Lender’s Mortgage on any Property pursuant to the requirements of Section 2.06.  If Borrower exercises such right, any failure to satisfy the Individual Property Debt Service Coverage Ratio requirements of Section 5.01(e) will be deemed remedied with respect to any Released Property.

(f) The Borrower will maintain one or more depository accounts with the Lender with at least Six Million and 00/100 Dollars ($6,000,000.00) collectively on deposit at all times.  If any other Credit Parties maintain deposit accounts with the Lender, such amounts on deposit will be included in the Borrower’s required minimum deposit under this paragraph.  As a condition precedent to any other Credit Party’s deposit accounts being included in such required minimum deposit, such Credit Party must execute an Account Pledge Agreement in form and substance reasonably acceptable to Lender.  One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) of the amount on deposit will be non-interest bearing and the remaining amount will bear interest at a commercially reasonable rate determined by the Lender.  The Lender shall aggregate the amounts on deposit by all Credit Parties in determining the commercially reasonable rate of interest.  In the event that Lender is declared insolvent or placed into receivership by a state or federal banking regulatory authority, the Credit Parties shall have the right to set-off amounts on deposit with the Lender against the outstanding principal balance of the Note.

(g) The Borrower shall, and shall cause the other Credit Parties to, maintain in effect insurance policies covering the Credit Parties and the Properties as required by the Lender in its reasonable discretion, and such other insurance in such amounts and against such hazards as customary in the case of reputable firms engaged in the same or similar business and similarly situated.  Borrower will not be required to maintain terrorism or earthquake insurance coverage and will be permitted to maintain insurance with a per casualty occurrence deductible of up to $100,000.00.

(h) Within ten (10) days following a written request by Lender, the Borrower will, and will cause the other Credit Parties to, furnish to Lender true and correct copies of such commercial leases then in effect with respect to the Properties requested by Lender.

(i) Within ten (10) days following a written request by Lender, the Borrower will, and will cause the other Credit Parties to, furnish to Lender true and correct rent rolls reflecting such residential and senior housing leases then in effect with respect to the Properties and requested by Lender to be included in such rent roll.

(j) The Borrower shall, and shall cause the other Credit Parties to, file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehouses, landlords and other like persons) which, if unpaid, might result in the creation of a lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Credit Party’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Credit Party’s books in accordance with GAAP.

(k) Except as otherwise stated in this paragraph, Borrower shall, or shall cause the other Credit Parties to, pay to Lender on the first day of each calendar month (a) one-twelfth of an amount which would be sufficient to pay the taxes payable with respect to each Property, or estimated by Lender to be payable, during the next ensuing twelve (12) months and (b) one-twelfth of an amount which would be sufficient to pay the insurance premiums due for the renewal of the coverage required by Lender upon the expiration thereof (the amounts in (a) and (b) above shall be called the “Escrow Fund”).  The Escrow Fund and the payments of interest or principal or both, payable pursuant to the Note shall be added together and shall be paid as an aggregate sum by the Credit Parties to Lender.  Lender will apply the Escrow Fund to payments of taxes and insurance premiums required to be made by each Credit Party.  If the amount of the Escrow Fund shall exceed the amounts due for taxes and insurance premiums, Lender shall, in its discretion, return any excess to the Credit Parties or credit such excess against future payments to be made to the Escrow Fund.  In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of each Property.  If the Escrow Fund is not sufficient to pay the items set forth in (i) and (ii) above, Borrower shall, or shall cause the

Credit Parties to, promptly pay to Lender, upon demand, an amount which Lender shall estimate as sufficient to make up the deficiency.  The Escrow Fund shall not constitute a trust fund and may be commingled with other monies held by Lender.  The Escrow Fund shall be deposited in an interest-bearing account and any interest on the Escrow Fund shall accrue for the benefit of the Credit Parties and shall remain in and constitute part of the Escrow Fund.  Notwithstanding the foregoing, the Credit Parties shall not be required to contribute to the Escrow Fund so long as no Event of Default shall have occurred, and provided Borrower satisfies the following: Borrower shall, and shall cause the other Credit Parties to, furnish to Lender satisfactory evidence of (i) the renewal of insurance policies required by Lender prior to expiration of such insurance policies, (ii) the payment of insurance premiums within ten (10) days of Lender’s request therefor, and (iii) the payment of taxes prior to the same becoming delinquent. Upon notice from Lender of an Event of Default or the failure of the Credit Parties to provide satisfactory evidence of any of the foregoing, Borrower shall, and shall cause the other Credit Parties to, begin to deposit into the Escrow Fund as described in this paragraph beginning on the first (1st) day of the month immediately following the date of such notice.

(l) The Borrower shall, and shall cause the other Credit Parties to, permit any person designated by the Lender to visit and inspect any of the properties, corporate books and financial records of the Borrower, or the other Credit Parties, to examine and to make copies of the books of accounts and other financial records of the Borrower and the other Credit Parties and to discuss the affairs, finances and accounts of the Borrower and the other Credit Parties with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Lender may designate.  So long as no Event of Default exists, the expenses of the Lender for such visits, inspections and examinations shall be at the expense of the Lender, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of the Borrower.

(m) The Borrower will, and will cause the other Credit Parties to, maintain the Properties in good condition, repair and working order.

(n) Borrower will, and will cause the other Credit Parties to, promptly pay when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with each Property and never permit to exist beyond the due date thereof in respect of any Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof, and in any event never permit to be created or exist in respect of a Property or any part thereof any other or additional lien or security interest other than the liens or security interests hereof, except for the Permitted Liens.  Nothing contained herein shall affect or impair Borrower’s or any Credit Party’s ability to diligently and in good faith contest any lien or bill for labor or materials, provided that any lien placed upon any Property must be fully and irrevocably discharged (by bond or otherwise) within sixty (60) days after the date the same is first placed upon the Property.

(o) The Borrower will, and will cause the other Credit Parties to, comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions,

decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not have, or is not reasonably expected to have, a materially adverse effect on the properties, business, prospects or condition (financial or otherwise) of the Borrower or the other Credit Parties.

(p) The Borrower will, and will cause the other Credit Parties to, give prompt written notice to the Lender of the commencement of any action, suit or proceeding before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting the Borrower or other Credit Party or any property of the Borrower other Credit Party or to which the Borrower or other Credit Party is a party in which an adverse determination or result could have a material adverse effect on the business, operations, property or condition (financial or otherwise) of any Credit Party taken as a whole or on the ability of the Borrower to perform its obligations under this Agreement and the other Loan Documents, stating the nature and status of such action, suit or proceeding.

Section 5.02  Negative Covenants.  The Borrower agrees that, without the prior written consent of the Lender, it will not, and it will not permit any other Credit Party to:

(a) Voluntarily, involuntarily or by operation of law agree to, cause, suffer or permit (i) any sale, transfer, lease, sublease or conveyance of any interest in the Properties, except arm’s length leases entered into by a Credit Party in the ordinary course of business with respect to the Properties; or (ii) any mortgage, pledge, encumbrance or lien to be outstanding against any Property or any portion thereof, or any security interest to exist therein, except Permitted Liens or as permitted pursuant to Section 2.06, without, in each instance, the prior written consent of the Lender.  No transfer, conveyance, lease, sale or other disposition shall relieve the Borrower from personal liability for its obligations hereunder or under the Note, whether or not the transferee assumes such obligations, without the prior written consent of the Lender.  The Lender may, without notice to any Credit Party, deal with any successor owner of all or any portion of any Property in the same manner as with a Credit Party, without in any way discharging the liability of the Borrower hereunder or under the Note.

(b) At any time enter into any type of transaction with a party who is on the OFAC List or described in the Executive Order, and the Borrower will, and will cause the other Credit Parties to, at all times comply with the requirements of the OFAC, the OFAC List, and the Executive Order.  In the event the Borrower discovers that a party to a transaction is listed on the OFAC List or described in the Executive Order, the Borrower shall comply with all requirements of the OFAC and will notify the Lender immediately.

(c) Transfer, sell, assign or otherwise convey any ownership interest in any other Credit Party.

(d) Become a person or entity described in the Executive Order or the OFAC List.

(e) At any time deal in, or otherwise engage in any transaction relating to any property or interests in property blocked pursuant to the Executive Order, the OFAC List or any Anti-Terrorism Law.

(f) Agree or consent to any assignment, pledge, encumbrance, modification, amendment or termination of any Loan Document.

(g) Use any part of the proceeds of the Revolving Credit Facility directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund liabilities originally incurred for such purpose or (ii) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations G, U or X of the Board of Governors of the Federal Reserve System.

ARTICLE VI

EVENTS OF DEFAULT AND RIGHTS AND REMEDIES

Section 6.01  Events of Default.  Each of the following shall constitute an Event of Default:

(a) The Borrower shall fail to pay, when due, interest on or the principal of the Note within ten (10) days of the due dates set forth in the Note;

(b) An Event of Default as defined in the Mortgages shall occur;

(c) Any representation or warranty made by any Credit Party in the Loan Documents or in any financial statement, certificate, or report furnished pursuant to this Agreement or the Loan Documents shall prove to have been untrue in any material respect as of the time such representation or warranty was made;

(d) The Borrower shall be in Default under Section 5.02 of this Agreement;

(e) The Borrower shall fail duly to observe or perform, any of the terms, conditions, covenants or agreements required to be observed or performed by the Borrower under this Agreement (other than terms, conditions, covenants or agreements otherwise specifically dealt with in this Article 6), and such failure shall continue for a period of thirty (30) calendar days after written notice of such failure has been given by the Lender to the Borrower; provided that no such notice shall be required for defaults that are not reasonably capable of cure;

(f) Any Credit Party shall be in Default under or in breach of any of the covenants contained in any of the Loan Documents to which any Credit Party is a party and such default or breach shall not be cured or waived within the period or periods of grace, if any, applicable thereto;

(g) Any Property shall be materially damaged or destroyed by fire or other casualty and the loss, in the reasonable judgment of the Lender, shall not be adequately covered by insurance actually collected or in the process of collection or by other funds available to Credit Parties to permit restoration;

(h) Subject to the Credit Parties’ right to contest liens as provided in the Loan Documents, at any time title to any part of the Properties shall not be satisfactory to the Lender by reason of any lien, encumbrance or other defect, except those matters affecting title which are listed in the policies of title insurance issued by the Title Company and approved by the Lender, or which have at any time been consented to in writing by the Lender; and such lien, encumbrance or other defect shall not be corrected to the Lender’s satisfaction within thirty (30) days after notice to the Borrower;

(i) Any Credit Party shall fail to comply with any requirement of any Governing Authority within thirty (30) days (or such longer cure period provided for by such Governing Authority) after notice in writing of such requirement shall be given to a Credit Party by such Governing Authority, subject to any rights of the Credit Parties to contest such requirement as provided in the Loan Documents;

(j) A judgment or judgments for the payment of money in excess of the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) in the aggregate shall be rendered against any Credit Party, and such Credit Party shall not, within ninety (90) days thereafter and in any event prior to the execution thereof by the judgment creditor, discharge the same, procure a stay of execution thereof, or appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) Any execution or attachment shall be issued whereby any property of any Credit Party shall be taken or attempted to be taken and the same shall not have been vacated or stayed within ninety (90) days after the issuance thereof;

(l) Any Credit Party shall be dissolved or terminated;

(m) Any third party security interest securing the Revolving Credit Facility shall be repudiated or revoked, or purported to be repudiated or revoked by any guarantor or third-party pledgor;

(n) The Borrower or any other Credit Party shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or any other Credit Party or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or any other Credit Party or for a substantial part of the property thereof and shall not be discharged within forty-five (45) days, or the Borrower or any other Credit Party shall make an assignment for the benefit of creditors;

(o) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower or any other Credit Party, and, if instituted against the Borrower, shall have been consented to or acquiesced in by the Borrower, or shall remain pending for sixty (60) days, or an order for relief shall have been entered against the Borrower or such other Credit Party;

(p) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or any other Credit Party, and, if instituted against the Borrower shall be consented to or acquiesced in by the Borrower or shall remain pending for forty-five (45) days; and

(q) Any Credit Party shall be in default under any other agreement with the Lender (whether in connection with the Loan or otherwise) and any required notice shall have been given and any time in which to cure the default shall have elapsed.

Section 6.02  Rights and Remedies.  Upon the occurrence of an Event of Default the Lender may, at its option, exercise any and all of the following rights and remedies (and any other rights and remedies available to it):

(a) The Lender may, by written notice to the Borrower, declare immediately due and payable all unpaid principal of and accrued interest on the Note, together with all other sums payable hereunder, and the same shall thereupon be immediately due and payable without presentment or other demand, protest, notice of dishonor or any other notice of any kind, all of which are hereby expressly waived; provided, however, that upon the filing of a petition commencing a case naming the Borrower or any other Credit Party as debtor under the United States Bankruptcy Code, the principal of and all accrued interest on the Note shall be automatically due and payable without any notice to or demand on the Borrower or any other party.

(b) The Lender shall have the right, in addition to any other rights provided by law, to enforce its rights and remedies under this Agreement and the other Loan Documents.

Section 6.03  Assignment and Setoff.  The Borrower grants the Lender a lien and security interest in all of the Borrower’s present and future property now or hereafter in the possession, control or custody of, or in transit to, the Lender for any purpose, and the balance of every present and future account of the Borrower with the Lender, and each present and future claim of the Borrower against the Lender.  Such lien and security interest secures all present and future debts, obligations and liabilities of the Borrower to the Lender.  In addition to all other rights and remedies, upon the occurrence of a Default, the Lender may foreclose such lien and security interest, and the Lender may set off any sum due to or incurred by the Lender or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts, deposits, credits, and other property of Borrower and any and all claims of the Borrower against the Lender, without notice.  Such right shall exist whether or not the Lender shall have made any demand hereunder or under any other Loan Document, whether or not said sums, or any part thereof, or deposits and credits held for the account of the Borrower is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lender.  The Lender agrees that it shall notify the Borrower of its exercise of such setoff right; provided, however, that the failure of the Lender to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on the Lender to all rights of banker’s lien, setoff and counterclaim available pursuant to law.

ARTICLE VII

MISCELLANEOUS

Section 7.01  Indemnification by the Borrower.  The Borrower shall bear all loss, expense (including attorneys’ fees) and damage in connection with, and agrees to indemnify and hold harmless the Lender, its agents, servants and employees from all claims, demands and judgments made or recovered against the Lender, its agents, servants and employees, because of bodily injuries, including death at any time resulting therefrom, and/or because of damages to property of the Lender or otherwise (including loss of use) from any cause whatsoever, arising out of, incidental to, or in connection with the Properties, whether or not due to any act of omission or commission, including negligence of the Borrower of its employees, servants or agents, and whether or not due to any act of omission or commission of the Lender, its employees, servants or agents, except an act of Lender, its employees, servants or agents which constitutes gross negligence or willful misconduct.  The Borrower’s liability hereunder shall not be limited to the extent of insurance carried by or provided by the Borrower or subject to any exclusion from coverage in any insurance policy.  The obligations of the Borrower under this Section shall survive the payment of the Note.

Section 7.02   Fees and Expenses.  The Borrower agrees to pay all fees of Title Company, Lender’s third-party underwriting costs and expenses, survey fees, recording fees, license and permit fees and title insurance and other insurance premiums, and agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses actually incurred by the Lender in connection with this Agreement or in connection with the transactions contemplated by this Agreement, including, but not limited to, any and all reasonable legal expenses and attorneys’ fees sustained by the Lender in the exercise of any right or remedy available to it under this Agreement (whether or not suit is commenced), or otherwise by law or equity and all reasonable fees and disbursements of counsel for the Lender for the services performed by such counsel in connection with the preparation of this Agreement and the other documents and instruments contemplated hereby.

Section 7.03  Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (a) delivered personally or sent by telecopier, (b) sent by nationally recognized overnight courier or (c) sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Lender:

First International Bank & Trust
1600 South Broadway
P.O. Box 1967
Minot, ND 58702
Attention:  Stacey J. Diehl

If to Borrower:

IRET Properties
Attn: General Counsel
P.O. Box 1988 (regular mail)
3015 – 16th Street SW, Suite 100 (overnight mail)
Minot, ND 58701

or to such other addresses as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.  Any such communication shall be deemed to have been given (i) when delivered if personally delivered or sent by telecopier during a business day, (ii) on the business day after dispatch if sent by nationally recognized, overnight courier or if sent by telecopier on other than during a business day, and (iii) on the third day after dispatch, if sent by mail.

Section 7.04  Time of Essence.  Time is of the essence in the performance of this Agreement.

Section 7.05  Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower may not transfer or assign its rights hereunder without the prior written consent of the Lender.

Section 7.06   Waivers.  No waiver by the Lender of any Default hereunder shall operate as a waiver of any other Default or of the same Default on a future occasion.  No delay on the part of the Lender in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude other or future exercise thereof or the exercise of any other right or remedy.

Section 7.07  The Lender’s Remedies Cumulative.  The rights and remedies hereby specified are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have.

Section 7.08  Entire Agreement.  This Agreement and the other Loan Documents contain the entire agreement of the parties regarding the Loan.  Without limiting the generality of the foregoing, this Agreement and the other Loan Documents supersede any term sheet, loan application or commitment letter issued by the Lender or submitted by the Borrower in connection with the Loan.

Section 7.09  Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 7.10  Inconsistency.  In the event that any of the terms and provisions of this Agreement are inconsistent with any of the terms and provisions of the Note or the other Loan Documents, the terms and provisions of this Agreement shall govern.

Section 7.11  Amendments.  Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

Section 7.12  Sale of Loan or Participations.  The Lender may at any time sell, assign, transfer, syndicate, grant participations in or otherwise dispose of any portion of the Loan (each such interest so disposed of being herein called a “Transferred Interest”) to banks, insurance companies or other financial institutions (hereinafter called “Transferees”), pursuant to such assignment agreements, transfer agreements, co-lender agreements, participation agreements and/or agency agreements into which the Lender and its Transferees may enter and by which the Borrower shall agree in writing to recognize.  In addition, the Lender may, at any time and from time to time, in its ordinary course of business and in accordance with applicable law, (i) assign an undivided interest in the Loan to an affiliate of the Lender or to any successor entity by reason of any merger affecting the Lender; or (ii) pledge or assign the same to any Federal Reserve Lender in accordance with applicable law.  It shall be a condition to any increase in the amount of the Commitment that each Transferee has fully committed to Lender to fund the increase.  The Lender may divulge all information relating to the Borrower or the Properties which the Lender has to any actual or potential Transferee, and the Borrower shall cooperate with the Lender in connection with the transfer.  The Borrower agrees that each Transferee shall be entitled to the benefits hereof with respect to its Transferred Interest and that each Transferee may exercise any and all rights of banker’s lien, setoff and counterclaim as if such Transferee were a direct lender to the Borrower.  If the Lender makes any assignment to a Transferee, then upon notice to the Borrower such Transferee, to the extent of such assignment (unless otherwise provided therein) shall become a lender hereunder and shall have the rights and obligations of the Lender hereunder.  Notwithstanding the foregoing, the Lender will at all times during the term of the Revolving Credit Facility, retain an interest in the Loan equal to at least the minimum depository account amount required by Section 5.01(f).

Section 7.13  Separation of Fees and Other Amounts; Defaults not Excused.  The fees, prepayment penalties, late charges, interest and other amounts specified in this Agreement and in the other Loan Documents are and will remain distinct and separate from each other fee, prepayment penalty, late charge, interest and other amount described in this Agreement and in the other Loan Documents and no payment of any particular fee, prepayment penalty, late charge, interest or other amount shall discharge or reduce the obligation to pay any other fee, prepayment penalty, late charge, interest or other amount nor shall the payment of any of the foregoing be deemed a waiver for or excuse from any Default or Event of Default.

Section 7.14  Relationship of Credit Parties and Lender.  The relationship between Credit Parties and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower or the other Credit Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between any Credit Party and Lender to be other than that of debtor and creditor.

Section 7.15   No Reliance on Lender.  The general partners, shareholders, members, principals or other beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Properties, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Properties.  Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Properties.

Section 7.16  WAIVER OF JURY TRIAL.  THE BORROWER AND THE LENDER HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTE OR TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO.  THE BORROWER AND THE LENDER EACH REPRESENTS TO THE OTHER THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

Section 7.17  GOVERNING LAW; JURISDICTION; VENUE.  THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, THE RIGHTS OF THE PARTIES HEREUNDER AND THEREUNDER AND THE INTERPRETATION HEREOF AND THEREOF SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NORTH DAKOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.  AT THE OPTION OF THE LENDER, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL OR STATE COURT IN NORTH DAKOTA; THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT JURISDICTION IN SUCH FORUMS IS NOT PROPER OR THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT.  IN THE EVENT AN ACTION IS COMMENCED IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

Section 7.18  USA Patriot Act Notification.  The following notification is provided to the Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for the Borrower:  When the Borrower opens an account, the Bank will ask for the Borrower’s name, taxpayer identification number, business address, and other information that will allow the Bank to identify the Borrower.  The Bank may also ask to see the Borrower’s legal organizational documents or other identifying documents.

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Signatures begin on the following page.]

SIGNATURE PAGE OF BORROWER
TO
LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:

IRET PROPERTIES, A NORTH DAKOTA LIMITED PARTNERSHIP,
a North Dakota limited partnership

BY: ITS GENERAL PARTNER:

IRET, INC.,
a North Dakota corporation

By: /s/ Michael A. Bosh
Name: Michael A. Bosh

Its: Senior Vice President and Assistant Secretary

SIGNATURE PAGE OF LENDER
TO
LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LENDER:

FIRST INTERNATIONAL BANK & TRUST

By: /s/ Stacey J. Diehl
Stacey J. Diehl, Senior Vice President